Exhibit 10.5

The Hanover Insurance Group, Inc.

2016-2017 Compensation of Non-Employee Directors

— For the annual service period beginning on May 24, 2016, the date of the 2016 Annual Meeting of Shareholders—

Standard Fees	Description
Annual Director Retainer
- Stock Component	-$125,000 valuation
-Granted on May 24, 2016. Issued pursuant to Company’s 2014 Long-Term Incentive Plan (the “2014 Plan”)
- Cash Component	-$85,000
-Payable on or after May 24, 2016

Committee Chairperson Annual Retainer (payable in addition to Committee Annual Retainer)	-$10,000 for the chairperson of the Nominating and Corporate Governance Committee, payable on or after May 24, 2016
-$14,000 for the chairperson of the Compensation Committee, payable on or after May 24, 2016
-$24,000 for the chairperson of the Audit Committee, payable on or after May 24, 2016

Chairman of the Board Retainer	-$125,000 -Payable on or after May 24, 2016
Committee Annual Retainer	-$5,000 for each member of the Nominating and Corporate Governance Committee, payable on or after May 24, 2016
-$7,000 for each member of the Compensation Committee, payable on or after May 24, 2016
-$12,000 for each member of the Audit Committee, payable on or after May 24, 2016

Other
Special Chief Executive Officer Search Committee Fee	-$10,000 for each Committee Member, payable on or after May 24, 2016 -$20,000 for the Committee Chair, payable on or after May 24, 2016

Deferred Compensation Plan

-Directors may defer receipt of their cash and stock compensation (including any cash compensation that is converted to into stock under the Conversion Program). Deferred cash amounts are accrued in a memorandum account that is credited with interest derived from the so-called General Agreement on Tariffs and Trade (GATT) Rate (3.03% in 2016). All deferrals are pursuant to The Hanover Insurance Group, Inc. Non-Employee Director Deferral Plan.

Conversion Program	-At the election of each director, cash retainers may be converted into Common Stock of the Company with such stock issued pursuant to the 2014 Plan

Reimbursable Expenses

-Travel and related expenses incurred in connection with service on the Board of Directors and its Committees.  The Company also reimburses Mr. Angelini’s employer, Bowditch & Dewey, for estimated expenses for administrative support related to his duties as Chairman of the Board.

Matching Charitable Contributions	-Company will provide matching contributions to qualified charitable organizations up to $5,000 per director per year